Exhibit 10.2

May 27, 2014

Mark Corrigan

Dear Mark,

We are very pleased, in connection with the merger between Epirus and Zalicus Inc. (to be renamed EPIRUS Biopharmaceuticals, Inc., for purposes herein, the “Company”) to offer you the position as Chairman of the Company’s Board of Directors (the “Board”). Your appointment is based on the following terms and conditions:

Effective Date: Your appointment is subject to (i) closing of the merger and (ii) approval by the Board (the later of these dates becomes the Effective Date). You will serve as Chairman of the Board commencing on the Effective Date until the annual meeting for the year in which your term expires or until your successor has been elected and qualified, subject however, to your prior death, resignation, retirement, disqualification or removal from office. .

Board Compensation: You will be eligible for a Retainer of $15,000 per in-person Board Meeting ($13,750 if telephonic). Compensation is based on the assumption there will be four (4) general board meetings per year, provided that your final per meeting compensation will be paid quarterly and adjusted up or down if the number of actual meetings change, including final adjustment for Q4 based on your in-person attendance record during the year.

Equity Compensation: Under our current equity plan (based on the current pre-merger capitalization), you will be granted an option to purchase 35,000 shares of the Company’s common stock annually starting at the first anniversary of your Effective Date and while you remain Chairman of the Board, the grant will vest quarterly over a one year period and with an exercise price equal to the market value on your anniversary date.

Expenses: The Company will reimburse you for all reasonable travel (up to $12,000 per year) and other related expenses incurred on behalf of the Company, upon submission by you of appropriate documentation of such expenses.

Please sign and return to me one copy of this letter acknowledging your agreement to serve as Chairman of the Company’s Board under the terms set forth above.

Let me know if you have any questions and we look forward to working with you.

Sincerely,

/s/ Amit Munshi	/s/ Mark Corrigan

Amit Munshi	Mark Corrigan